Exhibit  10.13




                       JOHN WILEY & SONS,  INC.


           FY  1996  EXECUTIVE  LONG  TERM  INCENTIVE  PLAN


                            PLAN  DOCUMENT



                             CONFIDENTIAL






                             JUNE 15, 1995

                               CONTENTS

Section     Subject                                      Page

  I.       Definitions                                    2
 II.       Plan Objectives                                4
 III.      Eligibility                                    4
 IV.       Incentive                                      4
  V.       Performance Measurement and Objectives         4
 VI.       Performance Evaluation                         5
 VII.      Payouts                                        6
VIII.      Restricted Stock Award Provisions              7
 IX.       Stock Option                                   8
  X.       Administration and Other Matters               8

                             -1-
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                            I.  DEFINITIONS
Following are definitions for words and phrases used in this document. Unless the context clearly indicates otherwise, these words and phrases are considered to be defined terms and appear in this document in italicized print:

company    John Wiley & Sons, Inc.

plan    The company's FY (Fiscal Year) 1996 Executive Long Term
Incentive Plan as set forth in this document.

shareholder plan    The company's 1991 Key Employee Stock Plan.

plan cycle    The three year period from May 1, 1995 to April 30,
1998.

executive compensation and development committee (ECDC)    The
committee of the company's Board of Directors (Board) responsible for reviewing executive compensation.

cumulative financial goals    The company's objectives to achieve
specific cumulative financial results in terms of income, cash flow, return on equity and return on investment, as defined below, for the plan cycle, including interim revised cumulative financial goals, if any, as determined by the ECDC, the Finance Committee and the Board, and confirmed in writing.

cumulative financial results    The company's actual achievement
against the cumulative financial goals set for the plan cycle, as reflected in the company's audited financial statements.

participant    Any person who is eligible and is selected to
participate in the plan, as defined in Section III.

target incentive    The target incentive has two components as
determined and authorized by the ECDC at the committee meeting held on June 15, 1995: a restricted stock award, and cash, which combined represent the value that a participant is eligible to receive if 100% of his/her applicable cumulative financial goals are achieved and the participant remains an employee of the company through April 30, 2000, except as otherwise provided in Section VIII. The target incentive is based on the participant's position and is described in Section IV.

stock    Class A Common Stock of the company.

restricted stock    Stock issued pursuant to this plan and the
shareholder plan that is subject to forfeiture. The value of each share of restricted stock under this plan will be determined by reference to the stock closing sale price, as reported by NASDAQ, on the date the ECDC acts at the beginning of the plan cycle (June 15, 1995). In the event the stock is not traded on June 15, 1995 or the date the ECDC acts, whichever is later, the closing sales price shall be the price of the stock on the next day after June 15, 1995 or the date the ECDC acts on which the stock trades.

restricted period    The period during which the shares of restricted
stock shall be subject to forfeiture in whole or in part, as defined in the shareholder plan, in accordance with the terms of the award.

plan end adjusted restricted stock award. The final amount of restricted stock awarded to a participant, at the end of the plan cycle after adjustments, if any, are made, as set forth in Section VIII.

stock option    A right granted as a participant, as more fully
described under Section IX, to purchase a specific number of shares of stock at a specified price. The stock option granted under this plan will be non-qualified (i.e. is not intended to comply with the terms and conditions for a tax-qualified option, as set forth in Section 422A of the Internal Revenue Code of 1986).
                             -2-
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grant date    The date on which a participant is granted the stock
option. This is also the date on which the exercise price of the stock option is based.

payout amount    Actual gross cash dollar amount paid plus the dollar
value of the plan end adjusted restricted stock award, as set forth in
Section VIII, to a participant under this plan, if any, for achievement of the cumulative financial goals, as further discussed in this plan.

performance levels

  threshold    The minimum acceptable level of achievement for each
  cumulative financial goal. If threshold performance is achieved against all company cumulative financial goals, a participant may earn 25% of the target incentive amount for which he/she is eligible. If threshold performance is achieved against all divisional cumulative financial goals, a participant may earn 50% of the target incentive amount for which he/she is eligible.

  target    Achievement in aggregate of the cumulative financial
  goals. Each individual cumulative financial goal is set at a level which is both challenging and achievable.

  outstanding    Superior achievement of the cumulative financial
  goals. If outstanding performance is achieved against all cumulative financial goals, the maximum amount a participant may earn is 150% of the target incentive amount for which he/she is eligible.

payout factor    The percentage applied to the target incentive amount
exclusive of the stock option portion, if any, to determine the payout amount based on the percentage of cumulative financial goals deemed achieved.

cumulative consolidated net income (net income)    Reported net income
after taxes adjusted for the after-tax effect of : (1) any unusual activity, and (2) any capital stock repurchase or other unusual capital stock transaction.

cumulative cash flow from operations after investing activities (cash flow) Net income, excluding unusual items not related to the period being measured, plus/minus any non-cash items included in net income and changes in operating assets and liabilities, minus normal investments in product development assets and property and equipment.

company average return on equity (ROE)    The simple average ROE of
the three fiscal years in the plan cycle. Each fiscal year ROE is net income, excluding unusual items not related to the period being measured, divided by the average of the total shareholders' equity.

company average return on investment (ROI)    The simple average ROI
of the three fiscal years in the plan cycle. Each fiscal year ROI is net income, excluding unusual items not related to the period being measured, plus amortization of intangibles and interest expense after taxes, divided by the average of total shareholders' equity plus long-term and short-term debt.

cumulative divisional operating income (divisional operating income) Divisional operating income is defined as operating income before taxes excluding the effects of any unusual activity.

divisional cumulative cash flow from operations after investing
activities (divisional cash flow)    Operating income before
allocations and taxes, excluding unusual items not related to the period being measured, plus/minus any non-cash items included in operating income (other than provisions for bad debts), and changes in controllable assets and liabilities, less normal investments in product development assets and direct property and equipment additions. Controllable assets and liabilities are inventory, composition, author advances, other deferred publication costs, and deferred subscription revenues.
                               -3-
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divisional average return on investment (ROI)    The simple average
ROI of the three fiscal years in the plan cycle. Each fiscal year ROI is operating income before allocations and taxes, excluding unusual items not related to the period being measured, plus amortization of intangibles and increases in deferred subscription revenues (net of any deferred subscription revenues acquired during the year), divided by the average of fully allocated net investment. Net investment is defined as controllable assets plus allocated accounts receivable, raw materials inventory and LIFO reserve, corporate property and equipment, accounts payable, trade customer credit balance, royalties payable, cumulative amortization and write-offs of intangible assets since May 1, 1989, deferred subscription liability balance, net of any deferred subscription liability balance at the date of acquisition for businesses acquired since May 1, 1989, and inventory consigned to the division, less divisional inventory consigned to others. Controllable assets are defined as inventory, composition costs, author advances, pre-publication costs, divisional property and equipment, acquired publication rights and other intangible assets, other deferred assets and deferred subscription liability.

                         II.  PLAN OBJECTIVES
The purpose of this plan is to enable the company to reinforce and sustain a culture devoted to excellent performance, emphasize long term financial performance at the corporate and division levels, reward significant contributions to the success of the company, attract and retain highly qualified executives, and provide an opportunity for each participant to acquire equity in the company.

                           III.  ELIGIBILITY
The participant is selected by the ECDC in its sole discretion, from among those employees in key management positions deemed able to make the most significant contributions to the growth and profitability of the company. An employee must be a participant of the FY 1996 Executive Annual Incentive Plan to be eligible to participate in this plan. The President and CEO of the company is a participant.

                            IV.  INCENTIVE
A.The participant's target incentive is determined based on the participant's position in the company and the contributions the position is deemed able to make in achieving the cumulative financial goals of the company.

B.The participant's target incentive is recommended by the President and CEO to the ECDC for its and the Board's approval. In the case of the President and CEO, the target incentive is recommended by the ECDC for the Board's approval.

C.The incentive's two components may be restricted stock, if authorized by the ECDC, and cash.

              V.  PERFORMANCE MEASUREMENT AND OBJECTIVES
A. The objectives for the cumulative financial goals are recommended by the ECDC with the advice of the Finance Committee to the Board for its approval. The cumulative financial goals performance objectives are set at a level which are challenging and achievable.

B. Cumulative financial goals established for each participant may include one or more organizational level's financial goals (e.g. company and division), and one or more financial goals for a particular organizational unit (e.g. cash flow, income, ROE and
                              -4-
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   ROI).  The weighting of and between the two organizational levels'
   cumulative financial goals may vary, depending upon the participant's position. Weighting of the participant's cumulative financial goals is recommended by the President and CEO to the ECDC. In the case of the President and CEO, the cumulative financial goals are company net income, cash flow, ROE and ROI.

C. Threshold, target and outstanding performance levels for the cumulative financial goals are recommended by the President and CEO for approval by the ECDC, the Finance Committee of the Board and the Board.

                      VI.  PERFORMANCE EVALUATION
A. Cumulative Financial Results
   1. Actual cumulative financial results achieved by the company and by each division will be calculated at the end of the plan cycle, subject to adjustment for audited results, and will be compared with the previously set cumulative financial goals.

   2. The cumulative financial results will be reviewed by the President and CEO to determine proposed payout factors for the company and for the divisions.

   3. The President and CEO will provide to the ECDC a view of the company's achievement of its cumulative financial goals, as well as divisional achievement of like objectives, if any, and will recommend payout factors to be used for the company and divisional objectives.

B. Award Determination
   1. At least threshold performance, in aggregate, of a participant's particular organizational level's objectives is necessary for the participant to receive a payout for the particular organizational level. However, once the overall threshold is achieved, the non-achievement of any one particular cumulative financial goal's target objective does not preclude a payout.

   2. The determination of the performance level achievement
       (threshold, target and outstanding, or points in between) for each organizational level's cumulative financial goals will be made independent of any other organizational level's cumulative financial goals a participant may have.

   3. If the participant has more than one organizational level's cumulative financial goals, the non-achievement of a threshold performance level of one organizational level's cumulative financial goals does not preclude a payout for the other organizational level's cumulative financial goals.

   4. The following details the effect of the cumulative financial results performance levels on a participant's payout amount. The actual payout factors will be in the sole judgment and discretion of the ECDC, taking into account the following guidelines:

       a. For below threshold performance in aggregate, the payout amount is zero.

       b. For company threshold performance in aggregate, 25% of the target incentive may be recommended. For divisional threshold performance in aggregate, 50% of the target incentive may be recommended
                                -5-
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       c. For between company threshold and target performance in aggregate, at minimum 25% of the target incentive and up to 100% of the target incentive may be recommended. For between divisional threshold and target performance in aggregate, at minimum 50% of the target incentive and up to 100% of the target incentive may be recommended.

       d. For target performance in aggregate, 100% of the target incentive may be recommended.

       e. For between target and outstanding performance in aggregate, at minimum 100% of the target incentive and up to 150% of the target incentive may be recommended.

       f. For outstanding performance in aggregate, 150% of the target incentive may be recommended.

   5. Notwithstanding anything to the contrary, the maximum payout amount, if any, a participant may receive is 150% of the target incentive.

                              VII PAYOUTS

A.   The cash payout amount will be based on the following formula:

     Target Incentive  x  Corporate Weighting  x  Payout Factor  =
                      Corporate Incentive Payout

Target Incentive  x  Divisional Weighting  x  Divisional Payout Factor
                    =  Divisional Incentive Payout

   Corporate Incentive Payout + (if applicable) Divisional Incentive Payout - (Plan End Adjusted Restricted Stock Award x Stock Price at
             Beginning of Plan Cycle) = Cash Payout Amount

Note: See Section VIII for information regarding the proportion of the payout amount which is paid in cash and in restricted stock.

B. The restricted stock portion of the payout amount, if any, will be made as set forth in Section VIII below. The determination by the ECDC of plan end adjusted restricted stock shall constitute payout of this portion of the award.

C. The cash payout, if any, of the payout amount will be made within 90 days after the end of the plan cycle.

D. In the event of a participant's death, permanent disability, retirement or leave of absence prior to payout from this plan, restricted stock awarded at the beginning of the plan cycle, if any, is forfeited, and the payout amount, if any, will be determined by the ECDC in its sole discretion.

E. A participant who resigns, or whose employment is terminated by the company, with or without cause, prior to payout from this plan, is not eligible for a payout amount and shall forfeit any restricted stock awarded at the beginning of the plan cycle.
                              -6-
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               VIII.  RESTRICTED STOCK AWARD PROVISIONS
A. Since one of the objectives of this plan is to provide the participant with an equity stake in the company and align management and shareholder interests, it is intended that a portion of the target incentive, will be awarded in equity (restricted stock and stock options) and the remaining portion will be awarded in cash. At the beginning of the plan cycle, the ECDC will determine the proportion of the target incentive that will be allocated between restricted stock, and cash. While it is intended that such proportions will be maintained, the actual proportions may be adjusted by the ECDC at the end of the plan cycle, in its sole discretion.

B. Restricted stock, if any, shall be awarded at the beginning of the plan cycle, after the June, 1995 ECDC meeting. The amount of restricted stock awarded shall be based on the proportion of the target incentive allocated to restricted stock, as determined by the ECDC. The value of each share will be determined based on the stock closing sale price, as reported by NASDAQ, on the date the ECDC acts at the beginning of the plan cycle (June 15, 1995). In the event the stock is not traded on June 15, 1995 or the date the ECDC acts, whichever is later, the closing sales price shall be the price of the stock on the next day after June 15, 1995 or the date the ECDC acts on which the stock trades. The restricted stock awarded at the beginning of the plan cycle also is subject to adjustment at the end of the plan cycle as set forth in Sections VIII (C) and (D) below. Restricted stock, if any, shall be awarded pursuant to the shareholder plan, as approved by the ECDC. In addition to the terms and conditions set forth in the shareholder plan and Section VII (D) and (E) above, the following conditions shall apply:

   1. The participant shall have the right to receive dividends or other distributions with respect to restricted stock shares received at the beginning of the plan cycle and shall have the right to vote such shares, however the restricted stock may not be sold or transferred until all restrictions lapse. Restricted stock shall be legended and held by the Company.

   2. Withholding taxes relating to restricted stock awarded may be satisfied by surrendering shares to the company, in lieu of cash, upon lapse of the restriction.

   3. The restricted period for restricted stock awarded shall be as follows: subject to continued employment except as otherwise set forth in the shareholder plan or Sections VII and VIII of this plan, the lapse of restrictions on one-half of the restricted stock awarded will occur on the first anniversary (April 30, 1999) of the plan end date at which time the participant will receive a new stock certificate in a number of shares equal to one-half of the restricted stock awarded with the restrictive legend deleted, and the lapse of restrictions on the remaining half will occur on the second anniversary (April 30, 2000) of the plan end date at which time the participant will receive a new stock certificate in a number of shares equal to the remaining half with the restrictive legend deleted.

   4.   If the participant dies or becomes permanently disabled
        during the restricted period, the restrictions on the
        restricted stock will lapse on the date of such event.
                              -7-
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   5.   If the participant retires during the restricted period at or after his/her normal retirement date, the restrictions on the restricted stock will lapse on the date of such event.

   6. If the participant takes early retirement during the restricted period, the restrictions on the restricted stock will not lapse until the restricted period expires. If the participant dies between the time the participant takes early retirement and the end of the restricted period (April 30, 2000), the lapse of restrictions on the restricted stock will occur on the date of such event.

   7. The restricted stock may be adjusted by the ECDC for any change in the capital stock of the company, as provided in
        Section II of the shareholder plan and is in all respects subject to the provisions of that plan.

  8. In the event of a change of control, as defined in the shareholder plan, all shares of restricted stock which would otherwise remain subject to restrictions under the plan shall be free of such restrictions.

C. The number of shares of restricted stock awarded at the beginning of the plan cycle, may be adjusted at the end of the plan cycle for the following reasons: (1) if the proportion of the target incentive award is restricted stock is adjusted at plan year end by the ECDC as set forth in Section VIII (A) and/or (2) when the payout factor is adjusted at plan year end based on actual achievement of target objectives.

D. An adjustment to the restricted stock will be determined as follows: The final proportion (%) of restricted stock established by the ECDC at the end of the plan cycle times (x) the payout amount equals (=) that part of the payout amount to be awarded in restricted stock. The result of this calculation will be divided by the stock price set at the beginning of the plan cycle, as previously defined, to give the number of shares for the plan end adjusted restricted stock award. The result of this calculation will be compared to the restricted stock awarded at the beginning of the plan cycle, and the appropriate amount of restricted stock will be awarded or forfeited, as required, to bring the restricted stock award to the number of shares designated as the plan end adjusted stock award.

                           IX.  STOCK OPTION
The participant may be granted a stock option pursuant to the shareholder plan at the beginning of the plan cycle, representing another incentive vehicle by which the participant is able to share in the equity growth of the company. The number of shares in the stock option granted to a participant under this plan is based on a set of variables and assumptions, applied consistently to all participants, regarding the monetary value a participant might receive upon exercise of the stock option. The terms and conditions of the award of the stock option are contained in the shareholder plan and in the stock option award. Withholding taxes relating to the gain realized on the exercise of an option may be satisfied by surrendering to the company the equivalent value of the taxes, or a portion thereof, in option shares in lieu of cash.

                 X.  ADMINISTRATION AND OTHER MATTERS
A.This plan will be administered by the ECDC, who will have authority in its sole discretion to interpret and administer this plan, including, without limitation, all questions regarding eligibility
                                  -8-
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  and status of any participant, and no participant shall have any right to receive any restricted stock or payment of any kind whatsoever, except as determined by the ECDC hereunder.

B.The company will have no obligation to reserve or otherwise fund in advance any amount which may become payable under the plan.

C.Restricted stock awarded and cash paid out under this plan shall not be considered as compensation for purposes of defining compensation for retirement, savings or supplemental executive retirement plans, or similar type plans.

D.This plan may not be modified or amended except with the approval of the ECDC. Notwithstanding the foregoing, Section VIII B (8) shall not be amended.

E.In the event of a conflict between the provisions of this plan and the provisions of the shareholder plan, the latter shall apply.

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